CERTIFICATE OF MERGER
                                       OF
                            CAPRIUS MERGER SUB, INC.
                                  WITH AND INTO
                              OPUS DIAGNOSTICS INC.


                          (Under Section 251 of the General
                      Corporation Law of the State of Delaware)


                    Opus Diagnostics Inc., a Delaware corporation, hereby certifies that:

                    1. The name and state of incorporation of each of the constituent corporations to the merger (the "Merger") is as follows:

                    (a) Caprius Merger Sub, Inc., a Delaware corporation ("Merger Sub");

                    (b)  Opus Diagnostics Inc., a Delaware corporation
          ("Opus").

                    2. The Agreement and Plan of Merger dated as of June 23, 1999, by and among Opus, George Aaron, Jonathan Joels, Caprius, Inc. and Merger Sub (the "Agreement and Plan of Merger") has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 (and by the written consent of the stockholders of the constituent corporations in accordance with the requirements of Section 228) of the General Corporation Law of the State of Delaware.

                    3. The name of the surviving corporation is Opus Diagnostics Inc.

                    4. Pursuant to the Agreement and Plan of Merger, the Certificate of Incorporation of Opus as in effect immediately prior to the effective time of the Merger shall be the Certificate of Incorporation of the surviving corporation, except that Article FOURTH shall be amended to read in its entirety as follows:

          "FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is One thousand (1,000) shares of common stock, $.01 par value per share (the "Common Stock").

                    5. The executed Agreement and Plan of Merger is on file at an office of the surviving corporation at One Parker Plaza, Fort Lee, New Jersey 07024.

                    6. A copy of theAgreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

                    IN WITNESS WHEREOF, Opus has caused this Certificate of Merger to be signed by George Aaron, its authorized officer, as of the 23rd day of June, 1999.



                                             OPUS DIAGNOSTICS INC.



                                             By __________________________
                                                Name:  George Aaron
                                                Title: President